EXHIBIT 10.2

FIRST AMENDMENT TO
SOTHEBY'S, INC.
2005 BENEFIT EQUALIZATION PLAN

WHEREAS Sotheby's, Inc. (the "Company") maintains the Sotheby's, Inc. 2005 Benefit Equalization Plan (the "Plan"); and

WHEREAS Article IX of the Plan grants the Company the right to amend the Plan from time to time, and the Company now desires to amend the Plan, effective January 1, 2006, (unless indicated otherwise) (i) to change the eligibility rules with respect to employees promoted to Senior Vice President during a calendar year, (2) to modify the definition of Change of Control in connection with the Company’s recapitalization plan announced September 8, 2005, and (3) to make certain technical amendments to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

:NOW, THEREFORE, IT IS RESOLVED that the Plan is amended as follows

1.	Section 2.5 of the Plan is amended in its entirety by substituting the following:

	“2.5	“Change of Control” means for purposes of the Plan, the date upon which:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of common stock of Sotheby’s Holdings, Inc. (the “Corporation”) enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or

(ii) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.”

2.	Section 2.9 of the Plan is amended in its entirety by substituting the following:

	“2.9	“Eligible Employee” means any employee who is a Senior Vice

President or higher and who has been designated by the Company as eligible to participate in the Plan. Employees who are promoted to Senior Vice President during the Plan Year and employees who are hired during the Plan Year at the level of Senior Vice President or above are eligible to participate in the Plan within 30 days of their promotion or hire date, as applicable.”

3.	Section 5.2 of the Plan is amended in its entirety by substituting the following:

	“5.2	Distribution Upon Termination of Employment For Any Reason. Such benefits shall be paid to the Eligible Employee in a lump sum payment six (6) months following the last day of the month in which such Participant terminates employment with the Company, or as soon thereafter as is administratively practicable. Distribution may be accelerated in the event of a Participant’s death or Disability. For purposes of the Plan, Disability means a physical or mental impairment that can be expected to last for at least 12 months or to result in death, and the impairment either prevents the Participant from engaging in any substantial gainful activity or entitles the Participant to receive income replacement benefits for at least three (3) months under the Company’s long term disability plan.

IN WITNESS WHEREOF, this Fifth Amendment to the Plan is hereby executed this 9TH day of December, 2005.

SOTHEBY'S, INC.

By:	/s/ Susan Alexander

Its:	Executive Vice President, Worldwide Human Resources